Exhibit 10.1

LSCP, LLLP DEFERRED BONUS COMPENSATION PLAN

LSCP, LLLP hereby establishes this Deferred Bonus Compensation Plan effective May 1, 2005.

I.  PURPOSE

1.01	The purpose of the Plan is to provide incentive and reward to a select group of management employees, as designated by the Board of Directors of the Company.

II.  DEFINITIONS

2.01	“Company” means LSCP, LLLP.

2.02	“Plan” means the LSCP, LLLP Deferred Bonus Compensation Plan.

2.03	“Participant” means a Key Employee who is eligible for the Plan.

2.04	“Beneficiary” means a person designated by a Participant to receive plan benefits in the event of the Participant’s death.

2.05	“Board” means the Board of Directors of LSCP, LLLP.

2.06	“Key Employee” means an employee of the Company who is an officer or in a managerial, professional or other key position.

2.07

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.08	“Retirement” means termination of employment with the Company at or after attainment of age 62.

III.  PARTICIPATION

3.01	A Key Employee of the Company is eligible to participate in this Plan and will become a Participant upon designation by the Board.

3.02	Once an employee becomes a Participant in the Plan, he will remain a Participant until his account balance is zero.

IV.  GRANT OF DEFERRED BONUS

4.01

The Board may annually grant a discretionary deferred bonus under the Plan to each Participant in an amount between zero and twenty percent (20%) of each Participant’s base salary for the prior calendar year. Awards may vary within the range among the Participants, and the Board may elect to make no award for a particular year.

4.02

The Board shall meet on or about January 15 of each year (the “Grant Date”) for purposes of determining the discretionary deferred bonuses. May 1, 2005, the effective date of the Plan, shall also be a Grant Date.

4.03	The Company will maintain an account for each Participant which account will reflect the total contribution amounts allocated to the Participant plus earnings on the account.

V.  VESTING AND DISTRIBUTION

5.01

Each deferred bonus shall vest on January 15 of the sixth calendar year following the year of Grant Date (the “Vesting Date”), provided the Participant is employed full-time by the Company throughout the six-year period.

5.02	A deferred bonus, including any accrued earning thereon, shall be distributed to the Participant in a lump sum as soon as administratively practicable following the Vesting Date.

5.03

Any nonvested deferred bonuses shall be forfeited upon the Participant’s termination of employment for reasons other than Retirement, death or Disability. Such amounts shall be fully vested upon the Participant’s Retirement, death or Disability.

5.04	Deferred bonuses that vest by reason of the Participant’s Disability shall be distributed to the Participant in a lump sum as soon as administratively practicable thereafter.

5.05

Distribution of deferred bonuses that vest by reason of the Participant’s Retirement shall be distributed to the Participant in five substantially equal annual installments, with said installments commencing as soon as administratively practicable following the date that is six months after the Participant’s Retirement date.

5.06

Deferred bonuses that vest by reason of the Participant’s death shall be distributed to the Participant’s designated beneficiary in a lump sum as soon as administratively practicable following the death of the Participant. In the event the Participant did not designate a beneficiary or the beneficiary predeceases the Participant, the deferred bonuses shall be paid to the Participant’s estate.

5.06	Any nonvested deferred bonuses that are forfeited due to the Participant’s termination of employment shall revert to the Company.

VI.  AMENDMENT AND TERMINATION

6.01

The Company reserves the right to amend the Plan at any time by resolution of the Board. The Board will determine the effective date of the amendment. An amendment may not deprive any Participant or Beneficiary of any deferred bonus that is vested but not yet paid at the time of the amendment. Furthermore, an amendment may not change the vesting period with respect to any nonvested deferred bonuses already granted under the Plan.

6.02	The Company may terminate the Plan at any time by resolution of the Board.

6.03

In the event the Plan is terminated by the Company, any nonvested deferred bonus amounts in the account of the Participants shall be fully vested and shall be distributed to the Participants as soon as administratively practicable.

VII.  FUNDING

A Participant’s or Beneficiary’s interest in the Plan is an unsecured claim against the general assets of the Company and neither the Participant nor a Beneficiary has any right against the account until the Plan has distributed the benefit.  Notwithstanding the first sentence of this paragraph, the Company will transfer sufficient cash to the Trust Under the LSCP, LLLP Deferred Bonus Compensation Plan (“Trust”), to pay the compensation promised under the Plan.

VIII.  MISCELLANEOUS

8.01	Neither the Participant nor a Beneficiary may assign, transfer or pledge the benefits under this Plan. Any attempt to assign, transfer or pledge a Participant’s benefits under this Plan is void.

8.02	This Plan document is binding upon and inures to the Company, its successors and assigns and upon the Participant, his heirs, beneficiaries and legal representative.

8.03

Words used in the masculine also apply to the feminine where applicable, and wherever the context of the plan dictates, the plural includes the singular and the singular includes the plural. Titles of Plan and Trust sections are for reference only.

8.04	The law of the State of Iowa will determine all questions arising with respect to the provisions of the Plan, except to the extent superseded by federal law.

8.05

The Board shall have full power and authority to interpret, construe, and administer the Plan and the Board’s interpretations and construction thereof, and actions hereunder, including any valuation of a Participant’s account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes.  No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.

LSCP, LLLP (the “Company”)

By: LITTLE SIOUX CORN PROCESSORS, LLC, General Partner of LSCP, LLLP

/s/ Ronald Wetherell

Ronald Wetherell, Chairman